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Exhibit 4.3

        THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: Tranzyme, Inc., a Delaware corporation
Number of Shares: As set forth below
Class of Stock: As set forth below
Warrant Price: As set forth below
Issue Date: December 3, 2008
Expiration Date: December 3, 2015
Credit Facility:	This Warrant is issued in connection with that certain Loan and Security Agreement of even date herewith among Silicon Valley Bank, Oxford Finance Corporation and the Company.

        THIS WARRANT CERTIFIES THAT, for good and valuable consideration, OXFORD FINANCE CORPORATION (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, "Holder") is entitled to purchase the number of fully paid and non-assessable shares (the "Shares") of the above-stated Class of Stock (the "Class") of the above-named company (the "Company") at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

        A.    Number and Class of Shares; Warrant Price.

          (1)    Certain Definitions.    As used herein, the following definitions have the respective meanings set forth below:

            "Acquisition" has the meaning given in Section 1.6.1 below.

            "Equity Financing" means the sale or issuance by the Company after the Issue Date of this Warrant set forth above, in a single transaction or series of related transactions, of shares of its convertible preferred stock or other senior equity securities to one or more investors for cash for financing purposes.

            "IPO" means the Company's initial, underwritten offering and sale of its shares to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended.

            "Qualified Financing" means an Equity Financing in which the lead investor purchaser is a venture capital or other private equity fund or a commercial bank, investment bank or other financial institution (excluding, for the avoidance of doubt, a strategic investor in connection with a bona fide license agreement).

            "Qualified Financing Securities" means the class and series of convertible preferred stock or other senior equity security sold or issued by the Company in the Qualified Financing.

            "Qualified Financing Price" means the lowest price per share for which Qualified Financing Securities are sold or issued by the Company in the Qualified Financing (exclusive of discounts that may be provided to certain investors upon the conversion of indebtedness held by them and outstanding on and as of the Issue Date hereof).

            "Series A Price" means $1.00, subject to adjustment from time to time upon the occurrence of events described in Article 2 hereof.

            "Series A Stock" shall mean the Company's Series A Preferred Stock, $0.00001 par value per share, and any securities of the Company into or for which the outstanding shares of Series A Preferred Stock may be converted, reclassified, reorganized or exchanged.

          (2)    Class of Shares.    The class and series of the Company's capital stock for which this Warrant shall be exercisable (the "Class") shall be Qualified Financing Securities; provided, that if, prior to the consummation of the Qualified Financing, there shall be an Acquisition or IPO, or the Company shall consummate an Equity Financing that is not a Qualified Financing, or the Company shall not have consummated the initial closing of a Qualified Financing on or before June 30, 2009, then "Class" shall be Series A Stock (i) as of immediately prior to the effectiveness of the registration statement filed in connection with such IPO or the closing of such Acquisition, or (ii) as of immediately following the closing of such Equity Financing, or (iii) from and after July 1, 2009, as the case may be.

          (3)    Warrant Price.    The purchase price per Share hereunder (the "Warrant Price") shall be the Qualified Financing Price; provided, that if, prior to the consummation of the Qualified Financing, there shall be an Acquisition or IPO, or the Company shall consummate an Equity Financing that is not a Qualified Financing, or the Company shall not have consummated the initial closing of a Qualified Financing on or before June 30, 2009, then the "Warrant Price" shall be the Series A Price (i) as of immediately prior to the effectiveness of the registration statement filed in connection with such IPO or the closing of such Acquisition, or (ii) as of immediately following the closing of such Equity Financing, or (iii) from and after July 1, 2009, as the case may be; and in any event subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

          (4)    Number of Shares.    This Warrant shall be exercisable for such number of shares of the applicable Class, as determined in accordance with paragraph A(2) above, as shall equal (a) $100,000, divided by (b) the applicable Warrant Price, as determined in accordance with paragraph A(3) above, and subject to adjustment from time to time in accordance with the provisions of this Warrant.

        ARTICLE 1.    EXERCISE.

          1.1    Method of Exercise.    Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a certified or official bank check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

          1.2    Conversion Right.    In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the portion of the Shares or other securities otherwise issuable upon exercise of this Warrant that Holder elects to convert pursuant to this Article 1.2 minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

          1.3    Fair Market Value.    If the Company's common stock is traded in a public market and the Shares are common stock, the fair market value of a Share shall be the closing price of a share of common stock reported for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the IPO, the initial "price to public" per share price specified in the final prospectus relating to such offering). If the Company's common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company's common stock reported for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the IPO, the initial "price to public" per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company's common stock into which a Share is convertible. If the Company's common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

          1.4    Delivery of Certificate and New Warrant.    Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder a certificate for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the number of Shares not so acquired.

          1.5    Replacement of Warrants.    On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

          1.6    Treatment of Warrant Upon Acquisition of Company.

            1.6.1    "Acquisition".    For the purpose of this Warrant, "Acquisition" means any sale, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger or sale of outstanding capital stock of the Company where the holders of the Company's securities before the transaction beneficially own less than a majority of the outstanding voting securities of the surviving entity after the transaction; provided, that the private placement of debt or equity securities for the principal purpose of raising working capital shall not be deemed to be an Acquisition.

            1.6.2    Treatment of Warrant at Acquisition.

            A)   Upon the written request of the Company, Holder agrees that, in the event of an Acquisition in which the sole consideration is cash and/or Marketable Securities, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

            B)    Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an "arms length" sale of all or substantially all of the Company's assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a "True Asset Sale"), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

            C)    Upon the closing of any Acquisition other than those particularly described in subsections (A) and (B) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

            D)   As used in this Article 1.6, (a) "Marketable Securities" means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of either (A) Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (B) another recognized international stock exchange, and is then current in its filing of all required reports and other information thereunder; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market, and (iii) Holder would not be restricted by contract or by applicable federal and state securities laws from publicly re-selling, within six (6) months and one day following the closing of such Acquisition, all of the issuer's shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, unless all other holders of shares of the Class are subject to similar restrictions; and (b) "Affiliate" shall mean any person or entity that owns or controls directly or indirectly ten percent (10%) or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person's or entity's officers, directors, joint venturers or partners, as applicable.

        ARTICLE 2.    ADJUSTMENTS TO THE SHARES.

          2.1    Stock Dividends, Splits, Etc.    If the Company declares or pays a dividend on the outstanding shares of the Class payable in common stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

          2.2    Reclassification, Exchange, Combinations or Substitution.    Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include, without limitation, any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company's Fifth Amended and Restated Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation"). The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

          2.3    Adjustments for Diluting Issuances.    The number of shares of common stock issuable upon conversion of the Shares shall be subject to adjustment, from time to time in the manner set forth in the Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Class in the Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the Class.

          2.4    No Impairment.    The Company shall not, by amendment of the Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment.

          2.5    Fractional Shares.    No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

          2.6    Certificate as to Adjustments.    Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company's expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares.

        ARTICLE 3.    REPRESENTATIONS AND COVENANTS OF THE COMPANY.

          3.1    Representations and Warranties.    The Company represents and warrants to, and agrees with, the Holder as follows:

            (a)   The Series A Price first set forth above is not greater than the price per share at which shares of Series A Stock were last issued in an arms-length transaction in which at least $500,000 of such shares were sold.

            (b)   All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

            (c)   The Company's capitalization table attached hereto as Schedule 1 is true and complete as of the Issue Date.

          3.2    Notice of Certain Events.    If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company's stock (other than pursuant to contractual pre-emptive rights); (c) to effect any reclassification, reorganization or recapitalization of the shares of the Class; (d) to effect an Acquisition or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company's securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of shares of the same class and series as the Shares will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of shares of the same class and series as the Shares will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

          3.3    Registration Under Securities Act of 1933, as amended.    The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall have certain incidental, or "Piggyback," and S-3 registration rights pursuant to and as set forth in the Company's Fourth Amended and Restated Registration Rights Agreement dated May 12, 2005, as amended from time to time (the "Rights Agreement"). The provisions set forth in the Rights Agreement relating to the foregoing registration rights in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

          3.4    No Stockholder Rights.    Except as provided in this Warrant, Holder will not have any rights as a stockholder of the Company until the exercise of this Warrant.

          3.5    Certain Information.    The Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder's compliance with regulatory, accounting and reporting requirements applicable to Holder.

        ARTICLE 4.    REPRESENTATIONS, WARRANTIES OF THE HOLDER.    The Holder represents and warrants to the Company as follows:

          4.1    Purchase for Own Account.    This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder's account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

          4.2    Disclosure of Information.    Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

          4.3    Investment Experience.    Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder's investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

          4.4    Accredited Investor Status.    Holder is an "accredited investor" within the meaning of Regulation D promulgated under the Act.

          4.5    The Act.    Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder's investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

        ARTICLE 5.    MISCELLANEOUS.

          5.1    Term:    This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

          5.2    Legends.    This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

    THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO OXFORD FINANCE CORPORATION DATED AS OF DECEMBER 3, 2008, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

          5.3    Compliance with Securities Laws on Transfer.    This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an "accredited investor" as defined in Regulation D promulgated under the Act.

          5.4    Transfer Procedure.    Subject to the provisions of Article 5.3 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

          5.5    Notices.    All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective (a) when given personally or transmitted by facsimile or (b) one business day after being mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

    Oxford Finance Corporation
    Attn: Mr. John Henderson
    133 North Fairfax Street
    Alexandria, VA 22314
    Facsimile: 703-519-5225

        Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

    Tranzyme, Inc.
    Attn: Chief Financial Officer
    4819 Emperor Boulevard, Suite 400
    Durham, NC 27703
    Telephone: 919-313-4762
    Facsimile: 919-313-4700

          5.6    Waiver.    This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

          5.7    Attorney's Fees.    In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

          5.8    Automatic Conversion upon Expiration.    In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

          5.9    Counterparts.    This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

[Remainder of page left blank intentionally]

          5.10    Governing Law.    This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

"COMPANY"
TRANZYME, INC.
By:	/s/ Richard I. Eisenstadt
Name:	Richard I. Eisenstadt
Title:	Vice President, Finance and Chief Financial Officer
"HOLDER"
OXFORD FINANCE CORPORATION
By:	/s/ John G. Henderson
Name:	John G. Henderson (Print)
Title:	VP + General Counsel

APPENDIX 1

NOTICE OF EXERCISE

        1.     Holder elects to purchase                    shares of the Common/Series                        Preferred [strike one] Stock of                    pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

    [or]

        1.     Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for                    of the Shares covered by the Warrant.

        [Strike paragraph that does not apply.]

        2.     Please issue a certificate or certificates representing the Shares in the name specified below:

Holders Name

(Address)

        3.     By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:

By:
Name:
Title:
(Date):

SCHEDULE 1

Company Capitalization Table

See attached

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  Exhibit 4.3
WARRANT TO PURCHASE STOCK